Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

May 29, 2026

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2026-USNCH31658 to Product Supplement No. EA-08-03
dated February 25, 2026 and Prospectus Supplement and Prospectus each dated February 25, 2026

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

■  Linked to the lowest performing of the VanEck® Gold Miners ETF and the iShares® Silver Trust (each referred to as an “underlying”)

■  Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic redemption prior to maturity upon the terms described below.  Whether the securities pay a contingent coupon, whether the securities are automatically redeemed prior to maturity and, if they are not automatically redeemed, whether you are repaid the stated principal amount of your securities at maturity will depend in each case on the closing value of the lowest performing underlying on the relevant calculation day.  The lowest performing underlying on any calculation day is the underlying that has the lowest performance factor on that calculation day

■  Contingent Coupon.  The securities will pay a contingent coupon on a quarterly basis until the earlier of maturity or automatic redemption if, and only if, the closing value of the lowest performing underlying on the relevant calculation day is greater than or equal to its coupon threshold value.  However, if the closing value of the lowest performing underlying on a calculation day is less than its coupon threshold value, you will not receive any contingent coupon on the relevant contingent coupon date.  If the closing value of the lowest performing underlying is less than its coupon threshold value on every calculation day, you will not receive any contingent coupons throughout the entire term of the securities. The contingent coupon rate is 20.00% per annum

■  Automatic Redemption.  If the closing value of the lowest performing underlying on any potential autocall date from November 2026 to February 2029, inclusive, is greater than or equal to its starting value, we will automatically redeem the securities for the stated principal amount plus the related contingent coupon payment

■  Potential Loss of Principal.  If the securities are not automatically redeemed prior to maturity, you will receive the stated principal amount at maturity if, and only if, the closing value of the lowest performing underlying on the final calculation day is greater than or equal to its downside threshold value.  If the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities

■  The coupon threshold value and downside threshold value for each underlying are equal to 70% of its starting value

■  If the securities are not automatically redeemed prior to maturity, you will have full downside exposure to the lowest performing underlying from its starting value if its closing value on the final calculation day is less than its downside threshold value, but you will not participate in any appreciation of any underlying and will not receive any dividends on any underlying

■  Your return on the securities will depend solely on the performance of the underlying that is the lowest performing underlying on each calculation day.  You will not benefit in any way from the performance of any better performing underlying.  Therefore, you will be adversely affected if any underlying performs poorly, even if any other underlying performs favorably

■  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose a significant portion or all of your investment

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are willing to hold them to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations.  The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$6,017,000.00
Underwriting Discount and Commission(2)(3)	$23.25	$139,895.25
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$976.75	$5,877,104.75

(1) On the date of this pricing supplement, the estimated value of the securities is $934.00 per security, which is less than the public offering price.  The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.325% ($23.25) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 1.75% ($17.50) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities.  See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Terms of the Securities
Underlyings:	The VanEck® Gold Miners ETF and the iShares® Silver Trust (each referred to as an “underlying,” and collectively as the “underlyings”)
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	May 29, 2026
Issue Date:	June 3, 2026
Calculation Days:	The 24th day of each February, May, August and November, beginning in August 2026 and ending in May 2029, provided that the May 2029 calculation day will be the final calculation day. Each calculation day is subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Final Calculation Day:	May 24, 2029, subject to postponement
Maturity Date:	May 30, 2029, subject to postponement as described in the accompanying product supplement.
Contingent Coupon Payment Dates:	The third business day after each calculation day (as each such calculation day may be postponed), except that the contingent coupon payment date following the final calculation day will be the maturity date.
Contingent Coupon:

On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon at a per annum rate equal to the contingent coupon rate if and only if the closing value of the lowest performing underlying on the immediately preceding calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

If the closing value of the lowest performing underlying on any calculation day is less than its coupon threshold value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date.

Contingent Coupon Rate:	20.00% per annum

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Maturity Payment Amount:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the contingent coupon due at maturity, if any):

▪      if the closing value of the lowest performing underlying on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

▪     if the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value:

$1,000 × the performance factor of the lowest performing underlying on the final calculation day

If the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

Automatic Early Redemption:	If, on any potential autocall date, the closing value of the lowest performing underlying is greater than or equal to its starting value, each security you then hold will be automatically redeemed on the immediately following contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.
Potential Autocall Dates:	Each calculation day beginning in November 2026 and ending in February 2029.
Starting Value:	With respect to the VanEck® Gold Miners ETF: $89.49, its closing value on the pricing date With respect to the iShares® Silver Trust: $68.33, its closing value on the pricing date.
Coupon Threshold Value:	With respect to the VanEck® Gold Miners ETF: $62.643, which is equal to 70% of its starting value With respect to the iShares® Silver Trust: $47.831, which is equal to 70% of its starting value.
Downside Threshold Value:	With respect to the VanEck® Gold Miners ETF: $62.643, which is equal to 70% of its starting value With respect to the iShares® Silver Trust: $47.831, which is equal to 70% of its starting value.
Performance Factor:	For each underlying on any calculation day, its closing value on that calculation day divided by its starting value
Lowest Performing Underlying:	For any calculation day, the underlying with the lowest performance factor determined as of that calculation day
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000.
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17332VF90 / US17332VF904

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying product supplement contains important information about how the closing values of the underlyings will be determined and other specified events with respect to the underlyings.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-03 dated February 25, 2026: https://www.sec.gov/Archives/edgar/data/200245/000095010326002652/dp241934_424b2-wf0803.htm

•	Prospectus Supplement and Prospectus each dated February 25, 2026: https://www.sec.gov/Archives/edgar/data/200245/000119312526071985/d53413d424b2.htm

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek an investment with periodic contingent coupon payments equal to the amount indicated on the cover hereof until the earlier of maturity or automatic redemption, if, and only if, the closing value of the lowest performing underlying on the relevant calculation day is greater than or equal to its coupon threshold value;

•	understand that if the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, they will be fully exposed to the decline in the lowest performing underlying from its starting value and will receive significantly less than the stated principal amount, and possibly nothing, at maturity;

•	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;

•	understand that the securities may be automatically redeemed prior to maturity and that the term of the securities may be limited;

•	understand that the return on the securities will depend solely on the performance of the underlying that is the lowest performing underlying on each calculation day and that they will not benefit in any way from the performance of any better performing underlying;

•	understand that the securities are riskier than alternative investments linked to only one of the underlyings or linked to a basket composed of each underlying;

•	understand and are willing to accept the full downside risks of each underlying;

•	are willing to forgo participation in any appreciation of any underlying and dividends on the underlyings; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek a security with a fixed term;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	are unwilling to accept the risk that the closing value of the lowest performing underlying on the final calculation day may be less than its downside threshold value;

•	seek certainty of current income over the term of the securities;

•	seek exposure to the upside performance of any or each underlying;

•	seek exposure to a basket composed of each underlying or a similar investment in which the overall return is based on a blend of the performances of the underlyings, rather than solely on the lowest performing underlying;

•	are unwilling to accept the risk of exposure to the underlyings;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlyings, please see the information provided below.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Determining Payment On A Contingent Coupon Payment Date and at Maturity

If the securities have not been previously automatically redeemed, on each contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the closing value of the lowest performing underlying on the related calculation day.

Step 1: Determine which underlying is the lowest performing underlying on the relevant calculation day. The lowest performing underlying on any calculation day is the underlying with the lowest performance factor on that calculation day.  The performance factor of an underlying on a calculation day is its closing value on that calculation day divided by its starting value.

Step 2: Determine whether a contingent coupon is paid on the applicable contingent coupon payment date based on the closing value of the lowest performing underlying on the relevant calculation day, as follows:

If the relevant calculation day were also a potential autocall date and the closing value of the lowest performing underlying on the relevant calculation day were greater than or equal to its starting value, the securities would be automatically redeemed on the applicable contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment.

On the maturity date, if the securities have not been automatically redeemed prior to the maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which underlying is the lowest performing underlying on the final calculation day. The lowest performing underlying on the final calculation day is the underlying with the lowest performance factor on the final calculation day.  The performance factor of an underlying on the final calculation day is its closing value on the final calculation day divided by its starting value.

Step 2: Calculate the maturity payment amount based on the closing value of the lowest performing underlying on the final calculation day, as follows:

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment, if any) for a range of hypothetical performances of the lowest performing underlying on the final calculation day from its starting value to its closing value on the final calculation day, assuming the securities have not been automatically redeemed prior to the maturity date. This graph has been prepared for purposes of illustration only. Your actual return on the securities will depend on the actual closing value of the lowest performing underlying on the final calculation day and whether you hold your securities to the maturity date.  The performance of any better performing underlying is not relevant to your return on the securities.

The Lowest Performing Underlying
The Securities
Maturity Payment Amount per Security
$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
-100%
-80%
-60%
-40%
30%
-20%
0%
20%
40%
60%
80%
100%
30% contingent downside protection
Percentage Change in the Closing Value of the Lowest Performing Underlying from its Starting Value to its Ending Value

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlyings.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose A Significant Portion Or All Of Your Investment.

Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If the securities are not automatically redeemed prior to maturity, your maturity payment amount will depend on the closing value of the lowest performing underlying on the final calculation day.  If the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which the lowest performing underlying has declined from its starting value.  There is no minimum maturity payment amount on the securities, and you may lose up to all of your investment.

You Will Not Receive Any Contingent Coupon On The Contingent Coupon Payment Date Following Any Calculation Day On Which The Closing Value Of The Lowest Performing Underlying Is Less Than Its Coupon Threshold Value.

A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing value of the lowest performing underlying on the immediately preceding calculation day is greater than or equal to its coupon threshold value. If the closing value of the lowest performing underlying is less than its coupon threshold value on any calculation day, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. If the closing value of the lowest performing underlying is below its coupon threshold value on each calculation day, you will not receive any contingent coupon payments over the term of the securities.

Higher Contingent Coupon Rates Are Associated With Greater Risk.

The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the securities will not be automatically redeemed and the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of and the correlation between the underlyings are important factors affecting these risks. Greater expected volatility of and lower expected correlation between the underlyings as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that (i) the closing value of the lowest performing underlying on one or more calculation days will be less than its coupon threshold value, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and (ii) the securities will not be automatically redeemed and the closing value of the lowest performing underlying on the final calculation day will be less than its downside threshold value, such that you will not be repaid the stated principal amount of your securities at maturity.

The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected, regardless of the performance of any other underlying. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the lowest performing underlying alone.  Instead, you are subject to the full risks of whichever of the underlyings is the lowest performing underlying.

You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

The return on the securities depends solely on the performance of the lowest performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes.  By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship.  The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly; the performance of any underlying that is not the lowest performing underlying is not relevant to your return on the securities.  It is impossible to predict what the relationship between the underlyings will be over the term of the securities.  The underlyings differ in significant ways and, therefore, may not be correlated with each other.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings.

You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings.

You May Not Be Adequately Compensated For Assuming The Downside Risk Of The Lowest Performing Underlying.

The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the lowest performing underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the lowest performing underlying, but also for all of the other risks of the securities, including the risk that the securities may be automatically redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk.  If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the lowest performing underlying.

The Securities May Be Automatically Redeemed Prior To Maturity, Limiting Your Opportunity To Receive Contingent Coupon Payments.

On any potential autocall date, the securities will be automatically redeemed if the closing value of the lowest performing underlying on that potential autocall date is greater than or equal to its starting value. Thus, the term of the securities may be limited.  If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments.  Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

The Securities Offer Downside Exposure To The Lowest Performing Underlying, But No Upside Exposure To Any Underlying.

You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any underlying.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

The Performance Of The Securities Will Depend On The Closing Values Of The Underlyings Solely On The Calculation Days, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlyings.

Whether the contingent coupon will be paid on any given contingent coupon payment date and whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the applicable calculation days, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically redeemed, what you receive at maturity will depend solely on the closing value of the lowest performing underlying on the final calculation day, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings. You should understand that the closing value of each of the underlyings has historically been highly volatile.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities.  However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason.  If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price.  These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market.  If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower.  We determine our internal

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Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of the closing values of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities—The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement.  Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

Fluctuations In Exchange Rates Will Affect The Closing Value Of The VanEck® Gold Miners ETF.

Because the VanEck® Gold Miners ETF includes securities that trade outside the United States and the closing value of the VanEck® Gold Miners ETF is based on the U.S. dollar value of those securities, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the securities held by the VanEck® Gold Miners ETF, the price of the shares of the VanEck® Gold Miners ETF will be adversely affected for that reason alone and your return on the securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States. and other countries important to international trade and finance.

The VanEck® Gold Miners ETF Is Subject To Risks Associated With The Gold And Silver Mining Industries.

The equity securities included in the NYSE Arca Gold Miners Index and that are generally tracked by the VanEck® Gold Miners ETF are common stocks and American depositary receipts (“ADRs”) of companies primarily engaged in mining for gold and silver. The

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Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

shares of the VanEck® Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the VanEck® Gold Miners ETF invests primarily in common stocks and ADRs of companies that are involved in the gold mining industries, the shares of the VanEck® Gold Miners ETF are subject to certain risks associated with such companies. Competitive pressures may have a significant effect on the financial condition of such companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

The VanEck® Gold Miners ETF invests to a lesser extent in common stocks and ADRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware.

In addition, the VanEck® Gold Miners ETF is classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the VanEck® Gold Miners ETF may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

The VanEck® Gold Miners ETF Changed The Underlying Index That It Tracks In September 2025.

Prior to market close on September 19, 2025, the VanEck® Gold Miners ETF tracked the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the VanEck® Gold Miners ETF began tracking the MarketVector Global Gold Miners Index instead. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index, including in the use of different market capitalization criteria for inclusion in the index and different weighting schemes. Accordingly, the composition of the VanEck® Gold Miners ETF changed as a result of this transition. In connection with this change, the VanEck® Gold Miners ETF may have experienced, and may continue to experience, additional portfolio turnover, and the VanEck® Gold Miners ETF may have incurred, and may continue to incur, higher tracking error than had been typical for the VanEck® Gold Miners ETF. This change could have adversely affected, and may continue to adversely affect, the performance of the VanEck® Gold Miners ETF and, in turn, your return on the securities. In addition, when evaluating the historical performance of the VanEck® Gold Miners ETF included below, you should bear in mind that the historical performance of the VanEck® Gold Miners ETF might have been meaningfully different had the VanEck® Gold Miners ETF tracked the MarketVector Global Gold Miners Index prior to September 19, 2025.

An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

Some of the securities held by the VanEck® Gold Miners ETF are issued by foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

In addition, the VanEck® Gold Miners ETF may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the VanEck® Gold Miners ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing value of the VanEck® Gold Miners ETF which could, in turn, adversely affect the value of the securities.

The Securities Are Subject To Risks Associated With Silver.

The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

You Will Not Have Any Rights With Respect To The Commodities Held By The iShares® Silver Trust.

The iShares® Silver Trust Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

The Performance And Market Value Of The iShares® Silver Trust, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Underlying Commodity As Well As The Net Asset Value Per Share.

The iShares® Silver Trust does not fully replicate the performance of its underlying commodity, which is silver, due to the fees and expenses charged by the iShares® Silver Trust or by restrictions on access to its underlying commodity due to other circumstances. The iShares® Silver Trust does not generate any income, and as the iShares® Silver Trust regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. The

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

iShares® Silver Trust sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by the iShares® Silver Trust of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the securities.  Additionally, there is a risk that some or all of the iShares® Silver Trust’s holdings in its underlying commodity could be lost, damaged or stolen.  Access to the iShares® Silver Trust’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack).  All of these factors may lead to a lack of correlation between the performance of the iShares® Silver Trust and its underlying commodity.  In addition, because the shares of the iShares® Silver Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Silver Trust may differ from the net asset value per share of the iShares® Silver Trust.

During periods of market volatility, the iShares® Silver Trust’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the shares of the iShares® Silver Trust and the liquidity of the shares of the iShares® Silver Trust may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the shares of the iShares® Silver Trust.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the iShares® Silver Trust.  As a result, under these circumstances, the market value of the shares of the iShares® Silver Trust may vary substantially from the net asset value per share of the shares of the iShares® Silver Trust.  For all of the foregoing reasons, the performance of the iShares® Silver Trust may not correlate with the performance of its underlying commodity as well as the net asset value per share of the iShares® Silver Trust, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

There Are Risks Relating To Commodities Trading On The London Bullion Market Association.

The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price as a global benchmark for the value of silver may be adversely affected.  The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the securities.  The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price.

Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

The iShares® Silver Trust is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index.  The iShares® Silver Trust’s underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

Our Offering Of The Securities Is Not A Recommendation Of Any Underlying.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities.  Our affiliates and Wells Fargo and its affiliates may also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies.  These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services.  These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines.  In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.  See “Risk Factors — General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of Any Underlying.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of any underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of any underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

If A Reorganization Event Occurs With Respect To An Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

If a reorganization event occurs with respect to an underlying, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor fund to which the securities may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

The Value And Performance Of The Shares Of An Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

An underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index.  In addition, the performance of an underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index.  All of these factors may lead to a lack of correlation between the performance of an underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by an underlying (such

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index.  Finally, because the shares of an underlying are traded on an exchange and are subject to market supply and investor demand, the closing value of an underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in an underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the shares of an underlying. As a result, under these circumstances, the closing value of an underlying may vary substantially from the net asset value per share of the underlying.  For all of the foregoing reasons, the performance of an underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

Changes That Affect The Underlyings May Affect The Value Of Your Securities.

The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings.  We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make.  Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

A Contingent Coupon Payment Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (including the final calculation day) with respect to an underlying will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the related contingent coupon payment date or maturity date, as applicable, will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%.  To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Hypothetical Returns

If the securities are automatically redeemed:

If the securities are automatically redeemed prior to maturity, you will receive the stated principal amount of your securities plus the related contingent coupon payment on the immediately following contingent coupon payment date. In the event the securities are automatically redeemed, your total return on the securities will equal any contingent coupon payments received prior to such contingent coupon payment date and the contingent coupon payment received on such contingent coupon payment date.

If the securities are not automatically redeemed:

If the securities are not automatically redeemed prior to maturity, the following table illustrates, for a range of hypothetical performance factors of the lowest performing underlying on the final calculation day, the hypothetical maturity payment amount payable at maturity per security (excluding the final contingent coupon payment, if any).  The performance factor of the lowest performing underlying on the final calculation day is its closing value on the final calculation day divided by its starting value.

Hypothetical performance factor of lowest performing underlying on final calculation day	Hypothetical maturity payment amount per security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
69.99%	$699.90
60.00%	$600.00
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive return based on the maturity payment amount; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically redeemed prior to maturity, the actual amount you will receive at maturity will depend on the actual closing value of the lowest performing underlying on the final calculation day. The performance of any better performing underlying is not relevant to your return on the securities.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Hypothetical Examples

The examples in the first section below illustrate how to determine whether a contingent coupon will be paid and whether the securities will be automatically redeemed following a calculation day that is also a potential autocall date.  The examples in the second section below illustrate how to determine the maturity payment amount on the securities if the securities are not automatically redeemed prior to maturity.  The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual starting values, coupon threshold values or downside threshold values of the underlyings.  For the actual starting value, coupon threshold value and downside threshold value of each underlying, see “Terms of the Securities” above.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work.  However, you should understand that the actual payments on the securities will be calculated based on the actual starting value, coupon threshold value and downside threshold value of each underlying, and not the hypothetical values indicated below.

Underlying	Hypothetical starting value	Hypothetical coupon threshold value	Hypothetical downside threshold value
VanEck® Gold Miners ETF	$100.00	$70.00 (70% of its hypothetical starting value)	$70.00 (70% of its hypothetical starting value)
iShares® Silver Trust	$100.00	$70.00 (70% of its hypothetical starting value)	$70.00 (70% of its hypothetical starting value)

Hypothetical Contingent Coupon Payments and any Payment upon Automatic Early Redemption Following a Calculation Day that is also a Potential Autocall Date

The hypothetical examples below illustrate how to determine whether a contingent coupon will be paid and whether the securities will be automatically redeemed following a hypothetical calculation day that is also a potential autocall date, assuming that the closing values of the underlyings on the hypothetical calculation day are as indicated below.

	Hypothetical closing value of VanEck® Gold Miners ETF on hypothetical calculation day	Hypothetical closing value of iShares® Silver Trust on hypothetical calculation day	Hypothetical payment per security on related contingent coupon payment date
Example 1:	$120.00 (performance factor = $120.00 / $100.00 = 1.20)	$85.00 (performance factor = $85.00 / $100.00 = 0.85)	$50.00 (contingent coupon is paid; securities not redeemed)
Example 2:	$110.00 (performance factor = $110.00 / $100.00 = 1.10)	$45.00 (performance factor = $45.00 / $100.00 = 0.45)	$0.00 (no contingent coupon; securities not redeemed)
Example 3:	$105.00 (performance factor = $105.00 / $100.00 = 1.05)	$110.00 (performance factor = $110.00 / $100.00 = 1.10)	$1,050.00 (contingent coupon is paid; securities redeemed)

Example 1: On the hypothetical calculation day, the iShares® Silver Trust has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the hypothetical calculation day is greater than its coupon threshold value but less than its starting value.  As a result, investors in the securities would receive the contingent coupon payment of $50.00 per security on the related contingent coupon payment date and the securities would not be automatically redeemed.

Example 2: On the hypothetical calculation day, the iShares® Silver Trust has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the hypothetical calculation day is less than its coupon threshold value.  As a result, investors would not receive any payment on the related contingent coupon payment date, even though each other underlying has appreciated from its starting value, and the securities would not be automatically redeemed.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Investors in the securities will not receive a contingent coupon on the contingent coupon payment date following a calculation day if, on that calculation day, the closing value of the lowest performing underlying is less than its coupon threshold value.  Whether a contingent coupon is paid following a calculation day depends solely on the closing value of the lowest performing underlying.

Example 3: On the hypothetical calculation day, the VanEck® Gold Miners ETF has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the hypothetical calculation day is greater than both its coupon threshold value and its starting value.  As a result, the securities would be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to $1,000 plus the related contingent coupon payment, for a total of $1,050.00 per security.

If the calculation day were not also a potential autocall date, the securities would not be automatically redeemed on the related contingent coupon payment date.

Hypothetical Payments at Maturity

The next hypothetical examples illustrate the calculation of the maturity payment amount on the securities, assuming that the securities have not been earlier automatically redeemed and that the closing values of the underlyings on the final calculation day are as indicated below.

	Hypothetical closing value of VanEck® Gold Miners ETF on final calculation day	Hypothetical closing value of iShares® Silver Trust on final calculation day	Hypothetical maturity payment amount per security
Example 4	$130.00 (performance factor = $130.00 / $100.00 = 1.30)	$120.00 (performance factor = $120.00 / $100.00 = 1.20)	$1,050.00
Example 5	$50.00 (performance factor = $50.00 / $100.00 = 0.50)	$80.00 (performance factor = $80.00 / $100.00 = 0.80)	$500.00
Example 6	$70.00 (performance factor = $70.00 / $100.00 = 0.70)	$20.00 (performance factor = $20.00 / $100.00 = 0.20)	$200.00

Example 4: On the final calculation day, the iShares® Silver Trust has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the final calculation day is greater than its downside threshold value and its coupon threshold value.  Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment due at maturity, for a total of $1,050.00 per security, but you would not participate in the appreciation of any of the underlyings.

Example 5: On the final calculation day, the VanEck® Gold Miners ETF has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Maturity payment amount = $1,000 × the performance factor of the lowest performing underlying on the final calculation day

= $1,000 × 0.50

= $500

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity.  You would incur a loss based on the performance of the lowest performing underlying.  In addition, because the closing value of the lowest performing underlying on the final calculation day is below its coupon threshold value, you would not receive any contingent coupon payment at maturity.

Example 6: On the final calculation day, the iShares® Silver Trust has the lowest performance factor and, therefore, is the lowest performing underlying.  In this scenario, the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Maturity payment amount = $1,000 × the performance factor of the lowest performing underlying on the final calculation day

= $1,000 × 0.20

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

= $200

In this scenario, because the closing value of the lowest performing underlying on the final calculation day is less than its downside threshold value, you would lose a significant portion of your investment in the securities. In addition, because the closing value of the lowest performing underlying is below its coupon threshold value, you would not receive any contingent coupon payment at maturity.

It is possible that the closing value of the lowest performing underlying will be less than its coupon threshold value on each calculation day and less than its downside threshold value on the final calculation day, such that you will not receive any contingent coupon payments over the term of the securities and will receive significantly less than the stated principal amount of your securities at maturity.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

The VanEck® Gold Miners ETF

The VanEck® Gold Miners ETF is an exchange-traded fund that seeks to track as closely as possible, before fees and expenses, the price and yield performance of the MarketVector Global Gold Miners Index. The MarketVector Global Gold Miners Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. The VanEck® Gold Miners ETF is an investment portfolio of VanEck® ETF Trust. Prior to market close on September 19, 2025, the VanEck® Gold Miners ETF’s benchmark index was the NYSE Arca Gold Miners Index.

The VanEck® Gold Miners ETF is an investment portfolio of VanEck® ETF Trust. Information provided to or filed with the SEC by VanEck® ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the VanEck® Gold Miners ETF trade on the NYSE Arca under the ticker symbol “GDX.”

We have derived all information regarding the VanEck® Gold Miners ETF from publicly available information and have not independently verified any information regarding the VanEck® Gold Miners ETF.  This pricing supplement relates only to the securities and not to the VanEck® Gold Miners ETF.  We make no representation as to the performance of the VanEck® Gold Miners ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the VanEck® Gold Miners ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the VanEck® Gold Miners ETF on May 29, 2026 was $89.49.

The graph below shows the closing value of the VanEck® Gold Miners ETF for each day such value was available from January 4, 2021 to May 29, 2026.  We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

The iShares® Silver Trust

The iShares® Silver Trust is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance of the price of silver (an “underlying commodity”), less the iShares® Silver Trust’s expenses. The assets of the iShares® Silver Trust consist primarily of silver held by a custodian on behalf of the iShares® Silver Trust. The iShares® Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the iShares® Silver Trust are designed for investors who want a cost-effective and convenient way to invest in silver.

The shares of the iShares® Silver Trust represent units of fractional undivided beneficial interest in and ownership of the iShares® Silver Trust. The iShares® Silver Trust is a passive investment vehicle and the trustee of the iShares® Silver Trust does not actively manage the silver held by the iShares® Silver Trust. The trustee of the iShares® Silver Trust sells silver held by the iShares® Silver Trust to pay the iShares® Silver Trust’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the iShares® Silver Trust’s only recurring fixed expense is iShares Delaware Trust Sponsor LLC’s fee which accrues daily at an annual rate equal to 0.50% of the daily net asset value of the iShares® Silver Trust, in exchange for iShares Delaware Trust Sponsor LLC assuming the responsibility to pay all ordinary fees and expenses of the iShares® Silver Trust.

Information provided to or filed with the SEC by the iShares® Silver Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. The shares of the iShares® Silver Trust trade on the NYSE Arca under the ticker symbol “SLV.”

We have derived all information regarding the iShares® Silver Trust from publicly available information and have not independently verified any information regarding the iShares® Silver Trust.  This pricing supplement relates only to the securities and not to the iShares® Silver Trust.  We make no representation as to the performance of the iShares® Silver Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Silver Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the iShares® Silver Trust on May 29, 2026 was $68.33.

The graph below shows the closing value of the iShares® Silver Trust for each day such value was available from January 4, 2021 to May 29, 2026.  We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent.  Wells Fargo will receive an underwriting discount and commission of 2.325% ($23.25) for each security it sells.  Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 1.75% ($17.50) for each security they sell.  In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.  However, Wells Fargo is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck ® Gold Miners ETF and the iShares® Silver Trust due May 30, 2029

Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

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